EXHIBIT (d)(1)

INVESTMENT SUBADVISORY AGREEMENT

THIS INVESTMENT SUBADVISORY AGREEMENT (“Agreement”) is effective as of the 16th day of July, 2010, by and among AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”), a Delaware corporation, and NORTHERN TRUST INVESTMENTS, N.A. (the “Subadvisor”), an Illinois corporation.

WITNESSETH:

WHEREAS, ACIM is the investment advisor to the funds listed on Exhibit A hereto (each a “Fund” and collectively the “Funds”), each of which is a series of shares of American Century Capital Portfolios, Inc. (“ACCP”) and is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, ACIM and the Subadvisor are both investment advisors registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended; and

WHEREAS, ACCP has engaged ACIM to serve as the investment manager for the Funds pursuant to an Interim Management Agreement; and

WHEREAS, ACIM desires to engage the Subadvisor as a subadvisor for the Funds, and the Subadvisor desires to accept such engagement; and

WHEREAS, the Boards of Directors of ACIM and the Subadvisor have determined that it is advisable to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.           INVESTMENT DESCRIPTION - APPOINTMENT.  ACIM hereby appoints the Subadvisor to provide the advisory services described herein to the Funds in accordance with each Fund’s Prospectus and Statement of Additional Information as in effect and as amended from time to time, subject to the oversight and direction of each Fund’s Board of Directors and ACIM.  ACIM will promptly provide the Subadvisor copies of all amendments to each Fund’s Prospectus and Statement of Additional Information on an ongoing basis.  In consideration for the compensation set forth below, the Subadvisor accepts the appointment and agrees to furnish the services described herein.

2.           SERVICES AS INVESTMENT SUBADVISOR.

(a)           Subject to the general supervision of each Fund’s Board of Directors and of ACIM, the Subadvisor will (i) act in conformity with each Fund’s Prospectus and Statement of

Additional Information, the Investment Company Act, the Investment Advisers Act of 1940 (the “Investment Advisers Act”), the Internal Revenue Code (the “Code”) and all other applicable federal and state laws and regulations, as the same may from time to time be amended; (ii) make investment decisions for each Fund in accordance with such Fund’s investment objective and policies as stated in such Fund’s Prospectus and Statement of Additional Information and with such written guidelines as ACIM may from time to time provide to the Subadvisor; (iii) place purchase and sale orders on behalf of the Funds; (iv) maintain books and records with respect to the securities transactions of each Fund; and (v) furnish the Funds’ Board of Directors such periodic, regular and special reports with respect to the Funds and its services hereunder as the Board may reasonably request or as may be required by applicable law or regulation.

(b)           In providing those services, the Subadvisor will supervise the Fund’s investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Funds’ assets.  In addition, the Subadvisor will furnish ACCP or ACIM whatever information, including statistical data, ACCP or ACIM may reasonably request with respect to the instruments that any Fund may hold or contemplate purchasing.

(c)           The Subadvisor will at all times comply with the policies adopted by the Funds’ Board of Directors of which it has received written notice.  Any change to any such policies shall be approved by the Funds’ Board of Directors prior to the implementation of such change, and Subadvisor will be given reasonable notice of the anticipated change.

(d)           All cash, securities and other assets of the Funds shall be held at all times by such entity or entities engaged by ACCP to be the custodian (collectively, the “custodian”) in compliance with Section 17(f) of the Investment Company Act.  The Subadvisor shall not be responsible for any custody arrangements involving any assets of the Funds or for the payment of any custodial charges or fees, nor shall the Subadvisor have possession or custody of any such assets.  All payments, distributions and other transactions in cash, securities or other assets in respect of the Funds shall be made directly to or from the custodian.  ACIM shall provide, or shall direct the custodian to provide, to the Subadvisor from time to time such reports concerning assets, receipts and disbursements with respect to the Funds as the Subadvisor may request, including daily information on cash balances available for investment, Fund redemption activity and market value of the securities held by the Funds.

(e)           ACIM acknowledges and agrees that the Subadvisor is not the Funds’ pricing agent, and is not responsible for pricing the securities held by any Fund, however the Subadvisor will provide reasonable assistance to the Funds’ pricing agents in valuing securities held by each Fund for which market quotations are not readily available.

(f)           The Subadvisor makes no representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Funds or that the Funds will perform comparably with any standard, including any other clients of the Subadvisor or index.

(g)           The Subadvisor will not consult with any other subadvisors of the Funds or other subadvisors to a series under common control with any Fund concerning transactions of the Funds in securities or other assets.

(h)           The Subadvisor will not advise or act for the Funds in any legal proceedings, including bankruptcies or class actions, involving securities held in the Funds or issues of those securities, unless otherwise agreed.

3.           BROKERAGE.

(a)           In executing transactions for the Funds and selecting brokers or dealers, the Subadvisor will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions as permitted by law and in a manner that is consistent with its fiduciary obligations to the Funds and its other clients.  In assessing the best price and execution available for any Fund transaction, the Subadvisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.  Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Subadvisor may, at its discretion, execute transactions with brokers and dealers who provide the Funds and/or other accounts over which the Subadvisor exercises investment discretion with research advice and other services, but in all instances best price and execution shall control.  The Subadvisor is authorized to place purchase and sale orders for the Funds with brokers and/or dealers subject to the supervision of ACIM and the Board of Directors of the Funds and in accordance with the limitations set forth in the registration statement for the Fund shares then in effect.

(b)           On occasions when the Subadvisor deems the purchase or sale of a security to be in the best interest of a Fund as well as one or more of its other clients, the Subadvisor may to the extent permitted by applicable law, but shall not be obligated to, aggregate the securities to be sold or purchased with those of its other clients.  In such event, allocation of the securities so purchased or sold will be made by the Subadvisor in a manner it considers to be equitable and consistent with its fiduciary obligations to ACCP and to such other clients.  ACIM recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Fund.

4.             INFORMATION PROVIDED TO ACCP.

(a)           The Subadvisor will keep ACCP and ACIM informed of developments materially affecting the Funds and will take initiative to furnish ACCP and ACIM on at least a quarterly basis with whatever information the Subadvisor and ACIM believe is appropriate for this purpose.  Such regular quarterly reports shall include information reasonably requested by the Funds’ Board of Directors from time to time.

(b) The Subadvisor will provide ACCP and ACIM with such investment records, ledgers, accounting and statistical data, and other information as ACCP and ACIM reasonably request for the preparation of registration statements, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as ACCP and ACIM may reasonably request for the management of their affairs.  The Subadvisor understands that the Funds and ACIM will rely on such information in the preparation of the Funds’ registration statements, the Funds’ financial statements, and any such reports, and hereby covenants that any such information derived from the investment records, ledgers and accounting records maintained by the Subadvisor shall be true and complete in all material respects.

(c)           At the request of the Board of Directors, a representative of the Subadvisor shall attend meetings of the Board of Directors to make a presentation on each Fund’s performance and such other matters as the Board of Directors, the Subadvisor and ACIM believe is appropriate.

(d)           The Subadvisor shall furnish to regulatory authorities any information or reports in connection with such services as may be lawfully requested, provided, however, that the Subadvisor shall not otherwise be responsible for the preparation and filing of any other reports or statements (including, without limitation, any tax returns or financial statements) required of the Funds by any governmental or regulatory agency, except as expressly agreed to in writing.  The Subadvisor shall also, at ACCP’s request, certify to ACCP’s independent auditors that sales or purchases aggregated with those of other clients of the Subadvisor, as described in Section 3 above, were allocated in a manner it considers to be equitable.

(e)  In compliance with the requirements of the Investment Company Act, the Subadvisor hereby agrees that all records that it maintains for the Funds are the property of ACCP and further agrees to surrender to ACCP promptly upon ACCP’s written request any of such records.  In addition, the Subadvisor agrees to cooperate with ACCP and ACIM when either of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records.  The Subadvisor further agrees to preserve for the periods of time prescribed by the Investment Company Act and the Investment Advisers Act the records it maintains in accordance with Section 2(a)(iv) .

(f)  ACIM will vote each Fund’s investment securities in accordance with its proxy voting policy and procedures.  The Subadvisor shall not be responsible for any such voting.

(g)           In connection with the purchase and sale of securities of the Fund, the Subadvisor shall arrange for the transmission to ACIM and the custodian for the Fund on a daily basis such confirmation, trade tickets and other documents as may be reasonably necessary to enable them to perform their administrative responsibilities with respect to the Fund’s investment portfolio.  With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Subadvisor shall arrange for the automatic transmission of the I.D. confirmation of the trade to the custodian of the Fund.  The Subadvisor will be responsible for providing portfolio trades to the Fund’s accounting agent for inclusion in the daily calculation of the Fund’s NAV in a manner, and in accordance with such time requirements as ACIM and the Subadvisor shall agree on.  In the event trade data is not delivered by the Subadvisor in accordance with such requirements and the Subadvisor’s failure causes an error that is material to the Fund, the subadvisor shall reimburse the Fund pursuant to ACIM’s NAV Error Policy.

5.           CONFIDENTIALITY.  The parties to this Agreement agree that each shall treat as confidential in accordance with its policies and procedures to protect similar confidential information, and with applicable law, all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities, holdings, or identities of shareholders of the Funds.  All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph.  The foregoing also shall not apply to any information which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the disclosing party shall provide reasonable notice to the other parties hereto prior to any such disclosure.

6.           COMPENSATION.

(a)           In consideration of the services rendered pursuant to this Agreement, ACIM will pay the Subadvisor a management fee, payable monthly in arrears on the first business day of each month.  The fee for the each month shall equal the sum of the product of the “Applicable Fee” for each Fund as set forth on Exhibit A attached hereto, times the net assets of such Fund on that day, and further dividing that product by 365 (366 for leap years), for each calendar day in such month.

(b)           In the event that the Board of Directors of ACCP shall determine to issue any additional series of shares for which it is proposed that the Subadvisor serve as investment manager, and for which the Subadvisor desires to so serve, ACIM and the Subadvisor shall amend Exhibit A to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares.

(c)           The Subadvisor shall have no right to obtain compensation directly from any Fund or ACCP for services provided hereunder and agrees to look solely to ACIM for payment of fees due.  Upon termination of this Agreement before the end of a month, or in the event the Agreement begins after the beginning of the month, the fee for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

7.           EXPENSES.  ACIM, ACCP, and the Funds shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by the Subadvisor pursuant to this Agreement.  The Subadvisor shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of ACIM, ACCP, and the Funds, including, without limitation: (a) brokerage fees or commissions in connection with the execution of securities transactions, (b) taxes and interest; and (c) custodian fees and expenses.
8.           SERVICES TO OTHER COMPANIES OR ACCOUNTS.  ACIM understands that the Subadvisor or its affiliates may act as investment advisor to other clients and ACIM has no objection to the Subadvisor so acting.  In addition, ACIM understands that the persons employed by the Subadvisor to assist in the performance of the Subadvisor’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Subadvisor or any affiliate of the Subadvisor to engage in and devote time and attention to other business or to render services of whatever kind or nature.

9.           TERM AND TERMINATION OF AGREEMENT.

(a)           This Agreement shall become effective as of the date first written above (the “Effective Date”) and shall continue in effect for a period of two years after the Effective Date, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter for each Fund only as long as such continuance is specifically approved at least annually (i) by either the Board of Directors or by the vote of a majority of the outstanding voting securities of such Fund, and (ii) by the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than 90 days prior to the date on which it would otherwise terminate in each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

(b)           This Agreement is terminable without penalty as to any Fund on 60 days’ written notice by (i) the Board of Directors of ACCP, (ii) by vote of holders of a majority of a Fund’s shares, (iii) by ACIM, or (iv)  by the Subadvisor, and will terminate automatically upon any termination of the investment management agreement between ACCP and ACIM.  This Agreement will terminate automatically in the event of its assignment.  The Subadvisor agrees to notify ACIM of any circumstances that might result in this Agreement being deemed to be assigned.

10.           REPRESENTATIONS.

(a)           ACIM and the Subadvisor each represents that it is registered as an investment advisor under the Investment Advisers Act, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.  ACIM and the Subadvisor each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

(b)           ACIM represents and warrants that (i) the appointment of the Subadvisor has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its Articles of Incorporation, Bylaws, or any material laws; and (iii) it has received a copy of Part II of the Subadvisor’s Form ADV no less than 48 hours prior to entering into this Agreement.

(c)           The Subadvisor represents and warrants that (i) its service as subadvisor hereunder has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws or material laws; (iii) it will at all times in the performance of its duties hereunder comply in all material respects with the provisions of the Investment Company Act, the Investment Advisers Act, the Code and all other applicable federal and state laws and regulations, as the same may be amended from time to time; and (iv) it has all controls necessary to perform its obligations under and comply with the representations and warranties it made in this Agreement.

11.           AMENDMENT OF THIS AGREEMENT.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

12.           ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties hereto on the subject matter described herein.

13.           INDEPENDENT CONTRACTOR.  In the performance of its duties hereunder, the Subadvisor is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent ACCP or ACIM in any way, or otherwise be deemed to be an agent of ACCP or ACIM.

14.           SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

15.           NOTICES.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopy, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Subadvisor:

The Northern Trust Company
50 South LaSalle Street, M-9
Chicago, Illinois  60675
Attention:  Legal Department

To ACIM:

American Century Investments
4500 Main Street
Kansas City, Missouri  64111
Attention:  General Counsel

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

16.           DISCLOSURE.  ACIM shall not, without the prior written consent of the Subadvisor, make representations regarding or reference the Subadvisor or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials; provided, however, the Subadvisor need not review or consent to any reference to its name only or any language that it has previously approved for use in another document.

17.           LIABILITY OF SUBADVISOR.

(a)           The Subadvisor shall not be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or breach of its duties or obligations hereunder, whether express or implied.  Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(b)           The Subadvisor shall not be liable for any failure, delay or interruption in the performance of its obligations hereunder if such failure, delay or interruption results from the occurrence of any acts, events or circumstances beyond the Subadvisor’s reasonable control, and the Subadvisor shall have no responsibility of any kind for any loss or damage thereby incurred or suffered by ACIM or ACCP.  In such case, the terms of this Agreement shall continue in full force and effect and the Subadvisor obligations shall be performed or carried out as soon as legally and practicably possible after the cessation of such acts, events or circumstances.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their officers designated below to be effective as of the day and year first written above.

AMERICAN CENTURY INVESTMENT
MANAGEMENT, INC.

By:                    /s/ Otis H. Cowan
Name:               Otis H. Cowan
Title:                 Vice President

NORTHERN TRUST INVESTMENTS, N.A.

By:                    /s/ John Iwanicki
Name:               John Iwanicki
Title:                 Senior Vice President

EXHIBIT A

FUNDS AND APPLICABLE FEES

Fund                                                                            Applicable Fee

American Century Equity Index Fund                                                             0.02% of the first $500,000,000
               0.01% on all assets over $500,000,000